Exhibit 4.1

CERTIFICATE OF DESIGNATION OF THE
SERIES A MANDATORILY REDEEMABLE PREFERRED SHARES
OF
UNIVERSAL AMERICAN CORP.

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

The undersigned DOES HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors (the “Board of Directors”) of Universal American Corp., a Delaware corporation (hereinafter called the “Corporation”), with the designations, powers, preferences and relative, optional or other special rights, and the qualifications, limitations or restrictions thereof, having been fixed by the Board of Directors pursuant to authority granted to it under Section 4.2 of the Corporation’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”):

RESOLVED, that, pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, the Board of Directors hereby authorizes the issuance by the Corporation of Series A Mandatorily Redeemable Preferred Shares, par value $0.01 per share, of the Corporation, and hereby fixes the designations, the voting and other powers, and the preferences and any relative, participating, optional or other special rights and any qualifications, limitations or restrictions thereof, of such shares, in addition to those set forth in the Certificate of Incorporation of the Corporation, as follows:

1.             Designation.  The distinctive serial designation of such series of Preferred Shares is “Series A Mandatorily Redeemable Preferred Shares” (“Series A Preferred Shares”).  Each Series A Preferred Share shall be identical in all respects to every other Series A Preferred Share, except as to the respective dates from which the Series A Liquidation Preference shall increase or from which dividends may begin accruing, to the extent such dates may differ, and the Base Dividend Rate may be as the Board of Directors may from time to time determine.

2.             Shares.

(a)                                  Number.  The authorized number of Series A Preferred Shares shall be 3,000,000.  Series A Preferred Shares that are purchased or otherwise acquired by the Corporation shall be cancelled and shall revert to authorized but unissued Preferred Shares, undesignated as to series.

(b)                                 Non-Certificated Form.  Except as set forth below, the Series A Preferred Shares will not be issued in certificated form and will be held through the facilities of the Registrar and Transfer Agent, and no Holder of the Series A Preferred Shares shall be entitled to receive a certificate evidencing such shares, unless otherwise required by law or the Registrar and

Transfer Agent gives notice of its intention to resign or is no longer eligible to act as such and the Corporation shall have not selected a substitute Registrar and Transfer Agent within 60 calendar days thereafter.  So long as the Registrar and Transfer Agent shall have been appointed and is serving, payments and communications made by the Corporation to Holders of the Series A Preferred Shares shall be made by making payments to, and communicating with, the Registrar and Transfer Agent.  Notwithstanding the foregoing, the Corporation may issue Series A Preferred Shares in certificated form from time to time or may issues Series A Preferred Shares through the facilities of the Securities Depository.

3.             Dividends.

(a)                                  Dividends.  Dividends on each Series A Preferred Share shall be cumulative and shall accrue at the applicable Base Dividend Rate from the Original Issue Date until such time as the Corporation pays the dividend or redeems the shares in full in accordance with Section 6 below, whether or not such dividends shall have been declared, and whether or not there are profits, surplus, or other funds legally available for the payment of dividends.  A holder of Series A Preferred Shares shall be entitled to receive dividends from time to time out of any assets of the Corporation legally available for the payment of dividends at the applicable Base Dividend Rate per share, when, as, and if declared by the Board of Directors.  Dividends, to the extent declared to be paid by the Corporation in accordance with this Certificate of Designation, shall be paid quarterly on each Dividend Payment Date.  Dividends shall accumulate in each Dividend Period from and including the preceding Dividend Payment Date (other than the initial Dividend Period, which shall commence on and include the Original Issue Date), to but excluding the next Dividend Payment Date for such Dividend Period, and dividends shall accrue on accumulated dividends at the applicable Base Dividend Rate.  If any Dividend Payment Date otherwise would fall on a date that is not a Business Day, declared dividends shall be paid on the immediately succeeding Business Day without the accumulation of additional dividends.  Dividends on the Series A Preferred Shares shall be payable based on a 360-day year consisting of twelve 30-day months.

(b)                                 Increase in Base Dividend Rate Following a Registration Default.

(i)                                     A special dividend amount (the “Special Dividend Amount”) with respect to the Series A Preferred Shares shall be assessed as follows if a Registration Default shall occur:

(A)                              Effective as of the date of such Registration Default, and without duplication if more than one such event shall have occurred and is continuing at any time, for the first 90-day period following the occurrence of such Registration Default, the Base Dividend Rate payable on the Series A Preferred Shares shall increase by 0.25% per annum; and

(B)                                Thereafter, with respect to each subsequent 90-day period, the Base Dividend Rate payable on the Series A Preferred Shares shall increase by an additional 0.25% per annum, up to a maximum amount for all Registration Defaults of 1.0% (or 9.5%);

in each case until no Registration Default exists.

If a Registration Default ceases to exist, the Base Dividend Rate payable on the Series A Preferred Shares shall be reduced, effective as of the date such Registration Default ceases to exist (as evidenced by the delivery of an Officer’s Certificate by the Corporation to the Registrar and Transfer Agent), to the Base Dividend Rate.

(ii)                                  If after the date all Registration Defaults shall have been cured, a different Registration Default occurs, the Special Dividend Amount may again commence accruing pursuant to the foregoing provisions.  The Corporation shall not be required to pay the Special Dividend Amount for more than one Registration Default at any given time.  The Special Dividend Amount shall be payable only in respect of Series A Preferred Shares entitled to receive the Special Dividend Amount.  The Corporation shall not be required to pay the Special Dividend Amount during any period where the Corporation may delay or suspend the filing, the effectiveness or use of any registration statement pursuant to the Registration Rights Agreement.  The Corporation shall pay the Special Dividend Amount from the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured.

(iii)                               Any Special Dividend Amount due pursuant to this Section 3(b) will be payable in cash on the applicable Dividend Payment Date with respect to the Series A Preferred Shares.

(c)                                  Payment and Priorities of Dividends.  Not later than 5:00 p.m., New York City time, on each Dividend Payment Date, the Corporation shall pay those dividends, if any, on the Series A Preferred Shares that shall have been declared by the Board of Directors to the Holders of record of such shares as such Holders’ names appear on the stock transfer books of the Corporation maintained by the Registrar and Transfer Agent on the applicable Record Date.  The applicable record date (the “Record Date”) for any dividend payment shall be each January 15, April 15, July 15 and

October 15 of each year, commencing July 15, 2011, except that in the case of payments of dividends in arrears, the Record Date with respect to a Dividend Payment Date shall be such date as may be designated by the Board of Directors in accordance with the Corporation’s By-Laws and this Certificate of Designation; provided; however, that if any Record Date would otherwise occur on a day that is not a Business Day, such Record Date shall instead be on the immediately succeeding Business Day.  No dividend shall be declared or paid or set apart for payment on any Junior Securities (other than a dividend payable solely in shares of Junior Securities) unless full cumulative dividends have been or contemporaneously are being paid or provided for on all outstanding Series A Preferred Shares and any Parity Securities through the most recent respective Dividend Payment Date.  Accumulated dividends in arrears for any past Dividend Period may be declared by the Board of Directors and paid on any date fixed by the Board of Directors, whether or not a Dividend Payment Date, to Holders of the Series A Preferred Shares on the record date for such payment, which may not be more than 60 days, nor less than 15 days, before such payment date.  Subject to the next succeeding sentence, if all accumulated dividends in arrears on all outstanding Series A Preferred Shares and any Parity Securities shall have not been declared and paid, or if sufficient funds for the payment thereof shall not have been set apart, payment of accumulated dividends in arrears on the Series A Preferred Shares shall be made in order of their respective Dividend Payment Dates, commencing with the earliest.  If less than all dividends payable with respect to all Series A Preferred Shares and any Parity Securities are paid, any partial payment shall be made pro rata with respect to shares of Series A Preferred Shares and any Parity Securities entitled to a dividend payment at such time in proportion to the aggregate amounts remaining due in respect of such shares at such time.  Holders of the Series A Preferred Shares shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends.  Except insofar as dividends accrue on the amount of any accumulated and unpaid dividends as described in Section 3(a), no interest or sum of money in lieu of interest shall be payable in respect of any dividend payment which may be in arrears on the Series A Preferred Shares.  So long as the Series A Preferred Shares are held through the facilities of the Registrar and Transfer Agent, as Paying Agent, declared dividends shall be paid to the Paying Agent in same-day funds on each Dividend Payment Date.  The Paying Agent shall distribute such dividends to Holders of the Series A Preferred Shares in accordance with its normal procedures.  So long as the Series A Preferred Shares are held of record by the nominee of the Securities Depository, declared dividends shall be paid to the Securities Depository in same-day funds on each Dividend Payment Date.  The Securities Depository will credit accounts of its participants in accordance with the Security Depository’s normal procedures.  The participants will be responsible for holding or disbursing such payments to beneficial owners of the Series A Preferred Shares in accordance with the instructions of such beneficial owners.

4.             Liquidation Rights.

(a)                                  Liquidation Event.  Upon the occurrence of any Liquidation Event, Holders of Series A Preferred Shares shall be entitled to receive out of the assets of the Corporation or proceeds thereof legally available for distribution to shareholders of the Corporation, after satisfaction of all liabilities, if any, to creditors of the Corporation and subject to the rights of holders of any shares of Senior Securities or Parity Securities then outstanding in respect of distributions upon a Liquidation Event, and before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other classes or series of Junior Securities as to such distribution, a liquidating distribution or payment in full redemption of such Series A Preferred Shares in an amount equal to the Series A Liquidation Preference.  For purposes of clarity, upon the occurrence of any Liquidation Event, (i) the holders of then outstanding Senior Securities shall be entitled to receive the applicable Liquidation Preference on such Senior Securities before any distribution shall be made to the Holders of the Series A Preferred Shares and (ii) the Holders of outstanding Series A Preferred Shares shall be entitled to the Series A Liquidation Preference per share in cash before any distribution shall be made to the holders of the Corporation’s Common Stock or any other Junior Securities.  Holders of Series A Preferred Shares shall not be entitled to any other amounts from the Corporation, in their capacity as Holders of such shares, after they have received the Series A Liquidation Preference.  The payment of the Series A Liquidation Preference shall be a payment in redemption of the Series A Preferred Shares such that, from and after payment of the full Series A Liquidation Preference, any such Series A Preferred Share shall thereafter be cancelled and no longer be outstanding.

(b)                                 Partial Payment.  If, in the event of any distribution or payment described in Section 4(a) above where the Corporation’s assets available for distribution to holders of the outstanding Series A Preferred Shares and any Parity Securities are insufficient to satisfy the applicable Liquidation Preference, the Corporation’s assets then remaining shall be distributed among the Series A Preferred Shares and any Parity Securities, as applicable, ratably on the basis of their relative aggregate Liquidation Preferences.  To the extent that the Holders of Series A Preferred Shares receive a partial payment of their Series A Liquidation Preference, such partial payment shall reduce the Series A Liquidation Preference of their Series A Preferred Shares, but only to the extent of such amount paid.

(c)                                  Residual Distributions.  After payment of the applicable Liquidation Preference to the holders of the outstanding Series A Preferred Shares and

Parity Securities, the Corporation’s remaining assets and funds shall be distributed among the holders of the Common Stock and any other Junior Securities then outstanding according to their respective rights and preferences.

5.             Voting Rights.

(a)                                  General.  The Series A Preferred Shares shall have no voting rights except as set forth in this Section 5 or as otherwise provided by the DGCL.

(b)                                 Right to Elect Two Directors.  In the event that (i) six quarterly dividend payments, whether consecutive or not, payable on the Series A Preferred Shares are in arrears or (ii) the Corporation fails to redeem the then outstanding Series A Preferred Shares pursuant to the terms set forth in Section 6(a) of this Certificate of Designation, the Holders of Series A Preferred Shares shall have the right, voting separately as a class together with holders of any other Parity Securities upon which like voting rights have been conferred and are exercisable, at the next meeting of shareholders called for the election of directors, to elect two (2) members of the Board of Directors, and the size of the Board of Directors shall be increased as needed to accommodate such change.  The right of such Holders of Series A Preferred Shares to elect two (2) members of the Board of Directors shall continue until such time as all dividends accumulated and in arrears on the Series A Preferred Shares or all redemption amounts, as the case may be, shall have been paid in full, at which time such right shall terminate, subject to revesting in the event of each and every subsequent failure to pay six quarterly dividends as described above in this Section 5(b).  Upon any termination of the right of the Holders of the Series A Preferred Shares and any other Parity Securities to vote as a class for such directors, the term of office of directors then in office elected by such Holders voting as a class shall terminate immediately.  Any director elected by the Holders of the Series A Preferred Shares and any other Parity Securities shall be entitled to one vote per director on any matter before the Board of Directors.  Notwithstanding anything in this Certificate of Designation or otherwise to the contrary, the maximum number of directors elected by the Series A Preferred Shares to and serving on the Board of Directors at any time shall be no more than two (2) directors.

(c)                                  Voting Power.  For any matter described in this Section 5 in which the Holders of the Series A Preferred Shares are entitled to vote as a class, such Holders shall be entitled to one vote per Series A Preferred Share.  The Series A Preferred Shares held by the Corporation or any of its subsidiaries (other than any Affiliates of the Corporation) shall not be entitled to vote.  For the avoidance of doubt, Series A Preferred Shares held by Affiliates of the Corporation (other than subsidiaries) shall be entitled to vote.

6.             Redemptions.

(a)                                  Mandatory Redemption.  To the extent any Series A Preferred Shares shall remain outstanding on the sixth anniversary of the Original Issue Date (or if such date is not a Business Day, the first Business Day thereafter) (the “Mandatory Redemption Date”), the Corporation shall redeem, in whole and not in part, from amounts legally available for such purpose, such Series A Preferred Shares.  The Corporation shall effect any such redemption by paying cash for each Series A Preferred Share to be redeemed in an amount equal to the Series A Liquidation Preference for such share to, but excluding, the Mandatory Redemption Date (the “Mandatory Redemption Price”).  The Corporation shall effect the mandatory redemption in accordance with Section 6(c) of this Certificate of Designation.

(b)                                 Optional Redemption by the Corporation upon a Change in Control.  In the event of a Change of Control, the Corporation shall have the right to redeem, in whole and not in part, from amounts legally available for such purpose the Series A Preferred Shares:

(i)                                     prior to the first anniversary of the Original Issue Date, in an amount in cash equal to 103% of the Series A Liquidation Preference to, but excluding, the applicable Optional Redemption Date;

(ii)                                  on or after the first anniversary of the Original Issue Date and prior to the second anniversary of the Original Issue Date, in an amount in cash equal to 102% of the Series A Liquidation Preference to, but excluding, the applicable Optional Redemption Date;

(iii)                               on or after the second anniversary of the Original Issue Date and prior to the third anniversary of the Original Issue Date, in an amount in cash equal to 101% of the Series A Liquidation Preference to, but excluding, the applicable Optional Redemption Date; and

(iv)                              on or after the third anniversary of the Original Issue Date, in an amount in cash equal to the Series A Liquidation Preference to, but excluding, the applicable Optional Redemption Date (collectively, the “Optional Redemption Price” and, together with the Mandatory Redemption Price, as applicable, the “Redemption Price”).

Any such redemption shall occur on a date set by the Corporation (the “Optional Redemption Date” and, together with the Mandatory Redemption Date, as applicable, the “Redemption Date”).  The

Corporation shall effect an optional redemption in accordance with Section 6(c) of this Certificate of Designation.

(c)                                  Redemption Notice.  The Corporation shall give notice of any redemption by mail, postage prepaid, not less than 15 days and not more than 60 days before the scheduled Redemption Date, to the Holders of record (as of the 5:00 p.m.  New York City time on the Business Day next preceding the day on which notice is given) of any Series A Preferred Shares to be redeemed as such Holders’ names appear on the Corporation’s stock transfer books maintained by the Registrar and Transfer Agent and at the address of such Holders shown therein.  Such notice (the “Redemption Notice”) shall state: (1) the Redemption Date, (2) the number of Series A Preferred Shares to be redeemed, (3) the Redemption Price, (4) the place where the Series A Preferred Shares are to be redeemed and shall be presented and surrendered for payment of the Redemption Price therefor and (5) that dividends on the shares to be redeemed shall cease to accumulate from and after such Redemption Date.  Notwithstanding the foregoing, any Redemption Notice provided by the Corporation in connection with an optional redemption shall be revocable by the Corporation and after such a revocation the Corporation may give to Holders of record a new Redemption Notice setting forth an Optional Redemption Date that is not less than five days after the date of such Redemption Notice.

(d)                                 Redemption Funds.  If the Corporation gives or causes to be given a Redemption Notice, the Corporation shall deposit with the Paying Agent funds, sufficient to redeem the Series A Preferred Shares as to which such Redemption Notice shall have been given, no later than 5:00 p.m. New York City time on the Business Day immediately preceding the Redemption Date, and shall give the Paying Agent instructions and authority to pay the Redemption Price to the Holders of the Series A Preferred Shares to be redeemed upon surrender or deemed surrender (which shall occur automatically if such shares are held through the facilities of the Transfer Agent and Registrar or the Securities Depository) of the certificates therefor as set forth in the Redemption Notice.  If the Redemption Notice shall have been given, from and after the Redemption Date, unless the Corporation defaults in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the Redemption Notice, all dividends on such Series A Preferred Shares to be redeemed shall cease to accumulate and all rights of Holders of such shares as the Corporation’s shareholders shall cease, except the right to receive the applicable Redemption Price, and such shares shall not thereafter be transferred on Corporation’s stock transfer books maintained by the Registrar and Transfer Agent or be deemed to be outstanding for any purpose whatsoever.  The Corporation shall be entitled to receive from the Paying Agent the interest income, if any, earned on such funds deposited with the Paying Agent (to the extent that such interest income is not required to pay the applicable Redemption Price of the Series A Preferred Shares to be redeemed), and the Holders of any shares so redeemed shall have no claim to any such interest income.  Any funds deposited with the Paying Agent hereunder by the Corporation for any reason, including redemption of Series A Preferred Shares, that remain unclaimed or unpaid after two years after the applicable Redemption Date or other payment date, shall be, to the extent permitted by law, repaid to the Corporation upon its written request after which repayment the Holders of the Series A Preferred Shares entitled to such redemption or other payment shall have recourse only to the Corporation.  Notwithstanding any Redemption Notice, there shall be no redemption of any Series A Preferred Shares called for redemption until funds sufficient to pay the full Redemption Price of such shares shall have been deposited by the Corporation with the Paying Agent.  So long as the Series A Preferred Shares are held of record by the nominee of the Securities Depository, the Mandatory Redemption Price and the Optional Redemption Price, as the case may be, may be paid by the Paying Agent to the Securities Depository on the Mandatory Redemption Date or Optional Redemption Date, as the case may be.  The Securities Depository will credit accounts of its participants in accordance with the Security Depository’s normal procedures.  The participants will be responsible for holding or disbursing such payments to beneficial owners of the Series A Preferred Shares in accordance with the instructions of such beneficial owners.

(e)                                  Redemption Priority.  In the event that full cumulative dividends on the Series A Preferred Shares and any Parity Securities shall have not been paid or declared and set apart for payment, the Corporation shall not be permitted to repurchase, redeem or otherwise acquire, in whole or in part, any Series A Preferred Shares or Parity Securities except pursuant to a purchase or exchange offer made on the same terms to all holders of Series A Preferred Shares and any Parity Securities.  The Corporation shall not be permitted to redeem, repurchase or otherwise acquire any Common Stock or any other Junior Securities unless full cumulative dividends on the Series A Preferred Shares and any Parity Securities for all prior and the then-ending Dividend Periods shall have been paid or declared and set apart for payment.

7.             Rank.  The Series A Preferred Shares shall be deemed to rank:

(a)                                  Seniority.  Senior to all classes of Common Stock, and to each other class or series of capital stock established after the Original Issue Date by the Board of Directors, the terms of which class or series do not expressly provide that it is made senior to or on parity with the Series A Preferred Shares as to dividend distributions and distributions upon any Liquidation Event (collectively referred to with the Corporation’s Common Stock as “Junior Securities”);

(b)                                 Parity.  On a parity with any other class or series of capital stock established after the Original Issue Date by the Board of Directors, the terms of which class or series are not expressly subordinated or senior to the Series A Preferred Shares as to dividend distributions and distributions upon any Liquidation Event (collectively referred to as “Parity Securities”); and

(c)                                  Junior.  Junior to any of the Corporation’s indebtedness and other liabilities with respect to assets available to satisfy claims against the Corporation and the Series A Preferred Shares and to each class or series of capital stock established after the Original Issue Date by the Board of Directors, the terms of which class or series expressly provide that it ranks senior to the Series A Preferred Shares as to dividend distributions and distributions upon any Liquidation Event (collectively referred to as “Senior Securities”).

The Corporation may issue Senior Securities, Junior Securities and Parity Securities from time to time in one or more series without the consent of the holders of the Series A Preferred Shares.  The Board of Directors has the authority to determine the preferences, powers, qualifications, limitations, restrictions and special or relative rights or privileges, if any, of any such series before the issuance of any shares of that series.  The Board of Directors shall also determine the number of shares constituting each series of securities.

8.             Definitions.  As used herein with respect to the Series A Preferred Shares:

“Affiliate” means, in regard to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified and, for the avoidance of doubt, shall include any directors or officers of such specified Person.  As used in this definition, “control” (including the terms controlling, controlled by and under common control with) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Base Dividend Rate” means a rate initially equal on the Original Issue Date to 8.5% per annum of the Stated Series A Liquidation Preference per share and, from time to time after the Original Issue Date, and without duplication, such rate per annum as shall be increased upon a Registration Default, or as such rate per annum may subsequently be decreased upon cessation of a Registration Default, all as set forth in Section 3(b) of this Certificate of Designation.

“Board of Directors” means the board of directors of the Corporation or, to the extent permitted by the Certificate of Incorporation and the DGCL, any authorized committee thereof.

“Business Day” means a day on which the New York Stock Exchange is open for trading and which is not a Saturday, a Sunday or other day on which banks in New York City are authorized or required by law to close.

“By-Laws” means the by-laws of the Corporation, as they may be amended from time to time.

“Certificate of Designation” means this Certificate of Designation relating to the Series A Preferred Shares, as it may be amended from time to time in a manner consistent with this Certificate of Designation.

“Certificate of Incorporation” means the amended and restated certificate of incorporation of the Corporation, as it may be amended from time to time in a manner consistent with this Certificate of Designation, and shall include this Certificate of Designation.

“Change in Control” means:

(a)                                  the merger or consolidation of the Corporation with or into another Person or the merger of another Person with or into the Corporation or the merger of any Person with or into a subsidiary of the Corporation if Equity Interests of the Corporation are issued in connection therewith, or the sale of all or substantially all the assets of the Corporation, taken as a whole, to another Person, unless holders of a majority of the aggregate voting power of the Voting Stock of the Corporation, immediately prior to such transaction, directly or indirectly hold securities of the surviving or transferee Person that represent, immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving Person;

(b)                                 any Person or group of Persons (within the meaning of Sections 13(d) or 14(d)(2) of the Exchange Act) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC) of capital stock or other securities of the Corporation which are entitled to cast more than 35% of the total votes which may be cast in an election of directors of the Corporation;

(c)                                  a majority of the Board of Directors shall be comprised of persons other than individuals who were directors of the Corporation one year prior to such time together with any individuals who were nominated for election as directors of the Corporation by individuals who were directors of the Corporation who, at the time of such individuals’ nominations, had been directors of the Corporation for at least one year;

(d)                                 the recapitalization, reclassification or other transaction involving the Corporation in which all or substantially all of the Common Stock is exchanged for or converted into cash, securities or other property, in each case, other than a merger, consolidation, recapitalization, reclassification or other transaction (A) that does not result in a reclassification, conversion, exchange or cancellation of the Corporation’s outstanding Common Stock; (B) which is effected solely to change the Corporation’s jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of Common Stock solely into shares of common stock of the surviving entity; or (C) where holders of a majority of the aggregate voting power of the Voting Stock of the Corporation, immediately prior to such transaction, hold securities of the surviving or transferee Person that represent, immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving or transferred Person; or

(e)                                  the adoption of a plan relating to the liquidation or dissolution of the Corporation.

“Commission” means the Securities and Exchange Commission.

“Common Stock” means the common stock of the Corporation, par value $0.01 per share, whether voting or non-voting, and any other outstanding common stock of the Corporation.

“Consummation Deadline” means the 30th Business Day after the date on which the Exchange Offer Registration Statement is declared effective.

“Dividend Payment Date” means each January 30, April 30, July 30 and October 30 of each year, commencing July 30, 2011; provided, however, that if any Dividend Payment Date would otherwise occur on a day that is not a Business Day, such Dividend Payment Date shall instead be on the immediately succeeding Business Day.

“Dividend Period” means a period of time commencing on and including a Dividend Payment Date (other than the initial Dividend Period, which shall commence on and include the Original Issue Date) and ending on and including the calendar day next preceding the next Dividend Payment Date.

“DGCL” means the General Corporation Law of the State of Delaware.

“Effectiveness Deadline” means the 180th day after the Original Issue Date (or if the 180th day is not a Business Day, the first Business Day thereafter).

“Equity Interests” of any Person means (1) any and all shares or other equity interests (including common stock, preferred stock, limited liability company interests and partnership interests) in such Person and (2) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such Person (but excluding any debt security that is convertible into, or exchangeable for, common stock).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Offer Registration Statement” means a registration statement filed on the appropriate form under the Securities Act with respect to the registered exchange offer as contemplated by the Registration Rights Agreement.

“Exchange Offering Filing Deadline” means the 120th day after the date on which the Series A Preferred Shares are first issued (or if the 120th day is not a Business Day, the first Business Day thereafter).

“Filing Deadline” means each of a Shelf Registration Statement Filing Deadline and an Exchange Offering Filing Deadline.

“Holder” means the Person in whose name the Series A Preferred Shares are registered on the stock register of the Corporation maintained by the Registrar and Transfer Agent.

“Junior Securities” has the meaning set forth in Section 7(a) of this Certificate of Designation.

“Liquidation Event” means the occurrence of a liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary.  Neither the sale of all or substantially all of the property or business of the Corporation nor the consolidation or merger of the Corporation with or into any other Person, individually or in a series of transactions, shall be deemed a Liquidation Event.

“Liquidation Preference” means, in connection with any distribution in connection with a Liquidation Event pursuant to Section 4(a) of this Certificate of Designation and with respect to any holder of any class or series of capital stock of the Corporation, the amount otherwise payable to such holder in such distribution (assuming no limitation on the assets of the Corporation available for such distribution), including an amount equal to any accrued but unpaid dividends thereon to the date fixed for such payment, whether or not declared (if the terms of the applicable class or series of capital stock of the Corporation so provide).  For avoidance of doubt, for the foregoing purposes the Series A Liquidation Preference is the Liquidation Preference with respect to the Series A Preferred Shares.

“Mandatory Redemption Date” has the meaning set forth in Section 6(a) of this Certificate of Designation.

“Mandatory Redemption Price” has the meaning set forth in Section 6(a) of this Certificate of Designation.

“Optional Redemption Date” has the meaning set forth in Section 6(b) of this Certificate of Designation.

“Optional Redemption Price” has the meaning set forth in Section 6(b) of this Certificate of Designation.

“Original Issue Date” means April 29, 2011.

“Parity Securities” has the meaning set forth in Section 7(b) of this Certificate of Designation.

“Paying Agent” means American Stock Transfer & Trust Company, acting in its capacity as paying agent for the Series A Preferred Shares, and its respective successors and assigns or any other payment agent appointed by the Corporation.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust or entity.

“Preferred Shares” means any of the Corporation’s capital stock, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation’s affairs, over shares of the Corporation’s Common Stock, including, without limitation, the Series A Preferred Shares.

“Record Date” has the meaning set forth in Section 3(c) of this Certificate of Designation.

“Redemption Date” has the meaning set forth in Section 6(b) of this Certificate of Designation.

“Redemption Notice” has the meaning set forth in Section 6(c) of this Certificate of Designation.

“Redemption Price” has the meaning set forth in Section 6(b) of this Certificate of Designation.

“Registrar” means American Stock Transfer & Trust Company, acting in its capacity as registrar for the Series A Preferred Shares, and its successors and assigns or any other registrar appointed by the Corporation.

“Registration Default” means the occurrence of any of the following events:

(i)                   any registration statement required by the Registration Rights Agreement is not filed with the Commission on or prior to the applicable Filing Deadline;

(ii)                any registration statement required by the Registration Rights Agreement is not declared effective by the Commission on or prior to the applicable Effectiveness Deadline;

(iii)             the registered exchange offer as contemplated by the Registration Right Agreement has not been consummated on or prior to the Consummation Deadline; or

(iv)            any registration statement required by the Registration Rights Agreement has been declared effective by the Commission but (A) such registration statement thereafter ceases to be effective during the period specified in the Registration Rights Agreement, except, in the case of the Exchange Offer Registration Statement, following the consummation of the registered exchange offer as contemplated by the Registration Right Agreement or (B) such registration statement or the related prospectus ceases to be usable in connection with resales of Series A Preferred Shares as specified in the Registration Rights Agreement.

A Registration Default referred to in clause (iv) shall be deemed not to have occurred and be continuing in relation to a Shelf Registration Statement or the related prospectus if (i) such Registration Default has occurred solely as a result of (x) the filing of a post-effective amendment to such Shelf Registration Statement to incorporate annual audited financial information with respect to the Corporation where such post-effective amendment is not yet effective and needs to be declared effective to permit eligible holders to use the related prospectus or (y) other material events with respect to the Corporation that would need to be described in such Shelf Registration Statement or the related prospectus and (ii) in the case of clause (y), the Corporation is proceeding promptly and in good faith to amend or supplement such Shelf Registration Statement and related prospectus to describe such events; provided, however, that in any case if such Registration Default occurs for a continuous period in excess of 45 days, the Special Dividend Amount shall be payable in accordance Section 3(b) of this Certificate of Designation from the day such Registration Default occurs until such Registration Default is cured.

“Registration Rights Agreement” means the Registration Rights Agreement, dated April 29, 2011, by and between the Corporation and Universal American Holding LLC.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Depository” means The Depository Trust Company, and its successors or assigns or any other securities depository selected by the Corporation.

“Senior Securities” has the meaning set forth in Section 7(c) of this Certificate of Designation.

“Series A Preferred Shares” has the meaning set forth in Section 1 of this Certificate of Designation.

“Series A Liquidation Preference” means a liquidation preference for each Series A Preferred Share initially equal to $25.00 per share, which liquidation preference shall be subject to (a) increase by the per share amount of any accumulated and unpaid dividends (whether or not such dividends shall have been declared) and (b) decrease upon a distribution in connection with a Liquidation Event described in Section 4.

“Shelf Registration Statement” means a registration statement filed on the appropriate form under the Securities Act relating to the offer and sale of the Series A

Preferred Shares by the eligible holders thereof from time to time in accordance with the methods of distribution set forth in the Shelf Registration Statement and Rule 415 under the Securities Act as contemplated by the Registration Rights Agreement.

“Shelf Registration Statement Filing Deadline” means the 120th day after the date or dates specified in the Registration Rights Agreement requiring the filing of a Shelf Registration Statement (or if the 120th day is not a Business Day, the first Business Day thereafter).

“Special Dividend Amount” has the meaning set forth in Section 3(b) of this Certificate of Designation.

“Stated Series A Liquidation Preference” means an amount equal to $25.00 per Series A Preferred Share.

“Transfer Agent” means American Stock Transfer & Trust Company, acting in its capacity as transfer agent for the Series A Preferred Shares, and its respective successors and assigns or any other transfer agent appointed by the Corporation.

“Voting Stock” with respect to any Person, means securities of any class of Equity Interests of such Person (in the case of a partnership, the sole general partner or managing general partner of such Person) entitling the holders thereof (whether at all times or only so long as no senior class of stock or other relevant equity interest has voting power by reason of any contingency) to vote in the election of members of the board of directors of such Person.

For all purposes relevant to this Certificate of Designation: the terms defined in the singular have a comparable meaning when used in the plural and vice versa; whenever the words “include,” “includes,” or “including” are used, they are deemed followed by the words “without limitation;” all references to number of shares, amounts per share, prices, and the like shall be subject to appropriate adjustment for stock splits, stock combinations, stock dividends and similar events; and, except as otherwise set forth in this Certificate of Designation, if any event under this Certificate of Designation occurs on a day that is not a Business Day, such event shall be deemed to occur on the first Business Day after such date.

9.             No Sinking Fund.  The Series A Preferred Shares shall not have the benefit of any sinking fund.

10.          Record Holders.  To the fullest extent permitted by applicable law, the Corporation, the Registrar, the Transfer Agent and the Paying Agent may deem and treat the Holder of any Series A Preferred Share as the true, lawful and absolute owner thereof for all purposes, and neither the Corporation nor the Registrar, the Transfer Agent or the Paying Agent shall be affected by any notice to the contrary.

11.          Notices.  All notices or communications in respect of the Series A Preferred Shares shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designation, in the Certificate of Incorporation and By-Laws or by applicable law.

12.          Other Rights.  The Series A Preferred Shares shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth in this Certificate of Designation or in the Certificate of Incorporation or as provided by applicable law.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned, being duly authorized thereto, does hereby affirm that this certificate is the act and deed of the Corporation and that the facts herein stated are true, and accordingly has hereunto set his hand this 28th day of April, 2011.

UNIVERSAL AMERICAN CORP.

By:	/s/ Robert A. Waegelein
Name: Robert A. Waegelein
Title: Executive Vice President